Ship Lease Contract
(“Hengsheng Dredging 88”)

(Unofficial Transaltion)

Party A:	Lianyungang Hengrong Shipping Service Co., Ltd.
Address:	No. 6 Street, Development Zone, Lianyun District, Lianyungang
Fujian Office:	803 International Plaza, 89 Middle Fuxin Road
Jin’an District, Fuzhou
Legal Representative: CHEN Xiaobin

Party B:	Fujian Xing Gang Shipping Service Co., Ltd.
Address:	17th Floor, Building A, Zhongshan Plaza, 154 Hudong Road, Fuzhou
Legal Representative: LIN Qing

Party A and Party B, after friendly consultation, have formulated this leasing contract to be adhered to by both parties.

I.           Based on Party B’s need, Party A agrees to lease the dredging boat it owns, “Hengsheng Dredging 88” (the “Boat”), to Party B for its use.

II.          Term of the lease
1.           The term of the lease is three years (from January 10, 2008 to January 9, 2011).
2.           Within seven days upon the expiration of the 3-year term of the lease, Party A shall transfer the Boat unconditionally to Party B and complete all the relevant change procedures including but not limited to the ship ownership change registration, with Party A responsible for all the expenses in connection with such procedures.

III.         Payment of the lease fee
1.           The lease fee is calculated in RMB, and the annual lease fee is Four Million Seven Hundred Fifty Thousand Yuan even (¥4,750,000.00).
2.           The lease fee is to be paid quarterly.  At the end of each quarter, Party B will pay the lease fee to Party A in the form of bank transfer into the bank account designated by Party A.
3.           In the month of delivering the Boat, Party B must pay to Party A a ship security deposit of Twenty-Three Million Yuan (¥23,000,000.00).  The said security deposit will be returned to Party B within seven days upon the expiration of the 3-year term of the lease.
4.           After the expiration of the 3-year term of the lease and within seven days upon the completion of all the change registration procedures by Party A in accordance with the Provision II.2 herein, Party B shall pay to Party A a ship transfer consideration of Ninety-Seven Million and Five Hundred Thousand Yuan even (¥97,500,000.00).  Party B can use the security deposit specified in the above provision to directly offset a portion of the ship transfer consideration and pay the remaining balance of the consideration in full.

IV.         Rights and obligations of each of the two parties
(A)           Party A’s rights and obligations
1.           Party A has the right to receive the lease fee according to the schedule provided herein.
2.           Party A confirms the ownership of the Boat and has processed the relevant certificates required by the State law and statutes.
3.           Party A may, upon obtaining consent from Party B, dispatch a representative to the Boat to supervise the ship operation at its own expense.  If Party A’s representative believes that any of Party B’s actions violates this contract or can damage the body of the Boat, Party A must issue a written report and settle the matter between the two parties amicably through consultation.
4.           Party A warrants that, on the day of delivering the Boat and during the term of the lease, the technical specifications of the Boat are in conformity with those specified in all the ownership certificates; if there are discrepancies, the lease fee shall be reduced and such reduction should be an amount sufficient to compensate the lessee for any resulting loss.
5.           Party A warrants that, on the day of delivering the Boat and during the term of the lease, the Boat is tight, solid, strong and in good working condition, and is suitable for the operation of the project; the body of the Boat and the machines and equipment on board are in full working condition.
6.           On the day of delivering the boat, Party A must also provide all the certificates required for its operation, including but not limited to “People’s Republic of China Ship and Vessel Ownership Registration Certificate”, “People’s Republic of China Ship and Vessel Nationality Certificate”, “Maritime Ship and Vessel Inspection Certification Record”, “Maritime Cargo Vessel Seaworthiness Certificate”, “Maritime Ship and Vessel Tonnage Certificate”, “Maritime Ship and Vessel Oil Pollution Prevention Certificate” and “Maritime Ship and Vessel Load Line Certificate”.
7.           During the term of the lease, Party A must process on time, completely and fully all the procedures regarding ship inspections and insurances at its own cost; Party B must provide active cooperation and must not knowingly set up any obstacles.
8.           Before delivering the Boat, Party A must engage a professional shipyard to perform comprehensive inspection and repairs on the Boat and ensure that the Boat has a life of use no less than ten years.
9.           During the term of the lease, Party A must assign crewmen for the Boat who are competent and have professional qualifications for their respective posts in accordance with the provisions of "Crewmen Assignment Agreement".  (See Attachment 1 hereto, "Crewmen Assignment Agreement", for details.
10.         If, due to business need, Party A needs to relocate its office to a new address or to change its bank account, Party A must notify Party B in writing fifteen business days in advance; if there is need to change the contact telephone number, Party A must notify Party B in writing two business days in advance.
11.         If Party B's payment of the lease fee is fifteen days or more past due, Party A may resort to litigation at the court and may unilaterally dissolve this contract.

12.         Party A's dissolution of this contact during the term of the lease or failure to transfer the Boat to Party B upon the expiration of the lease shall constitute the breach of contract; Party B shall have the right to demand the continuation of the performance of this contract; Party A must at such time pay a breach penalty of RMB 10,000,000.00 to Party B and Party B can demand Party A to compensate Party B for any resulting loss.
(B)           Party B’s rights and obligations
1.           Starting from the day of the execution of this contract, Party B has the right to dispatch its representatives at its own expenses to inspect the Boat and familiarize themselves with the operation of the Boat.
2.           Party B has the right to sublease the Boat; however Party B shall still have full responsibility toward Party A to perform this contract.
3.           Party B must pay the lease fee on time in accordance with the provisions herein.
4.           The use of the Boat leased by Party B from Party A is limited to port dredging operations and similar projects.  If Party B needs to add equipment on board the Boat, Party B must obtain consent from Party A before any implementation.
5.           During the term of the lease, Party B shall still pay the lease fee when the Boat is unable to be operated normally due to climate factors (such as Typhoon, rain or fog).
6.           Any damages and losses suffered by both parties due to the occurrence of any humanly irresistible disaster or to government edicts and military action, whether or not the Boat is in navigation or in mooring, must be handled in accordance with the provisions of maritime laws and statutes.
7.           Party B shall not dispatch the Boat to, or let it enter, any frozen waters, nor shall Party B let the Boat enter an area where, at the time of the Boat's arrival, the light tower, light boat, navigation mark or buoy will be, or are likely to be, removed soon or an dangerous area with ice hazard, such that the Boat will not be able to arrive at the location of operation smoothly or to exit the location after its operation.
8.           Before obtaining consent from Party A in writing, Party B shall not dispatch the Boat to dock at a Taiwan port or let it navigate out of the border of the People's Republic of China for any reason or any purpose.
9.           Party B is strictly forbidden to use the Boat to transport any hazardous material.  Party B shall not use the Boat to engage in any illegal activities, including but not limited to smuggling, pilfering, stealing and illegal immigration.
10.         If, at the end of the quarter, Party B fails to pay the lease fee or pay the lease fee in full for the corresponding period,  Party B then shall, starting from the following month, pay a breach penalty calculated at the daily rate of 0.1% of the total of the unpaid portion of the lease fee; but the cumulative total of such breach penalty shall not exceed 5% of the lease fee for the corresponding period.

V.          Delivery of the Boat
1.           Time of delivery: before January 22, 2008.
2.           Port of delivery: at the coal dock of Guangdong Guohua Taishan Power Plant.
3.           At the time of delivery, the cabins of the Boat must be emptied and cleaned and be suitable for loading and receiving cargo.
4.           Delivery notice: Party A must confirm with Party B the actual time of delivery seven days before the date of delivery.
At the time of delivering the Boat, the ship inspection engineer appointed by Party A must inspect the cargo cabin and confirm the amount of fuel stored on board at the port of delivery.  Party A shall be responsible for the inspection engineer's inspection fee.  Before the amount of fuel stored on board is measured, the draft of the front and back of the Boat must be adjusted for balance or the draft differential between the stern and bow of the Boat must not exceed 6 feet.

5.           Supporting parts that come with the Boat: at the time of delivery, Party A must equip the Boat with all the corresponding supporting parts.  6. [sic] At the time of delivery, Party A must ensure that the amount of fuel stored on board must be above 80% of the Boat's maximum fuel storage capacity.
6.           As Party A will transfer the Boat to Party B upon the expiration of the term of the lease, the date of expiration of the term of the lease shall be the date of transfer of the Boat by Party A to Party B; and Party A and Party B shall at such time process the delivery and acceptance procedures.  And the handling of the crewmen assigned by Party A shall also be decided at such time through consultation between the two parties.

VI.         All attachments hereto are the component parts of this contract and shall have the same legal effect as this contract.

VII.        The original of this contract is in triplets, with one to Party A, Party B and the ship administration office each; it has six copies, with two to Party A, Party B and the ship administration office each; this contract will take effect after it is signed and imprinted with seals by both Party A and Party B.

VII.        All matters not covered herein shall be settled in supplemental agreements through consultation between the two parties, and all such supplemental agreements shall have the same legal effect as this contract.

Signature (Seal) of Party A’s representative:
/s/ CHEN Xiaobin
/seal/ (seal visible but not legible)
Date:    January 8, 2008

Signature (Seal) of Party B’s representative:
/s/ LIN Qing
/seal/ (seal visible but not legible)
Date:    January 8, 2008